United States
                  SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                             FORM 15


  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.





  Commission File Number:      333-44067-03


               Ocwen Mortgage Loan

                Asset Backed Certificates
                Series      1998-3         Trust

(Exact name of registrant as specified in its charter)


  c/o Norwest Bank Minnesota, N.A.
  11000 Broken Land Parkway

  Columbia, Maryland  21044
  (410) 884-2000


  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)






          A

          B



          M1


          M2

          OC

          OV_COLL


          R1

          R2

          R3


          R4

      (Title of each class of securities covered by this Form)



                                    None

 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:




    Rule 12g-4(a)(1)(i)   / /

    Rule 12g-4(a)(1)(ii)  / /

    Rule 12g-4(a)(2)(i)   / /

    Rule 12g-4(a)(2)(ii)  / /

    Rule 15d-6            /X/

    Rule 12h-3(b)(1)(i)   /X/

    Rule 12h-3(b)(1)(ii)  / /

    Rule 12h-3(b)(2)(i)   / /

    Rule 12h-3(b)(2)(ii)  / /


 Approximate number of holders of record as of the certification or notice date:


                                        11







       Pursuant to the requirements of the Securities Exchange Act of 1934,



        Ocwen Mortgage Loan
        Asset Backed Certificates
        Series       1998-3              Trust
        has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:                         1/22/1999


By: /S/         Sherri J. Sharps, Vice President






  Instruction: This form is required by Rules 12g-4,12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934.The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed.It may be signed by an officer of the registrant, by counsel or by any other duly authorized person.The name and title of the person signing the form shall be typed or printed under the signature.